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OFFICE OF THE SECRETARY OF STATE

STATE OF OKLAHOMA

AMENDED
CERTIFICATE OF INCORPORATION

WHEREAS, the Amended Certificate of Incorporation of

CALA CORPORATION

has been filed in the office of the Secretary of State as provided by the laws of the State of Oklahoma.

NOW THEREFORE, *I, the undersigned, Secretary of State of the State of Oklahoma, by virtue of the powers vested in me by law, do hereby issue this certificate evidencing such filing.*

IN TESTIMONY WHEREOF, *I hereunto set my hand and cause to be affixed the Great Seal of the State of Oklahoma.*

GREAT SEAL OF THE STATE OF OKLAHOMA 1907

Filed in the City of Oklahoma City this 24th
day of November, 1999

[signature]
Secretary of State

By: [signature]

AMENDMENT TO ARTICLES OF INCORPORATION
OF
MAGNOLIA FOODS, INC.

We, the undersigned officers of Magnolia Foods, Inc., an Oklahoma corporation, do hereby file this Amendment to the Articles of Incorporation to reflect an amendment to the Articles of Incorporation as set forth below:

ARTICLE V

Article V of the Articles of Incorporation of Magnolia Foods, Inc. shall be amended to read as follows:

> The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 27,000,000 consisting of (i) 2,000,000 shares of Preferred Stock, par value $0.10 per share ("Preferred Stock"), and (ii) 25,000,000 shares of Common Stock, par value $0.01 per share ("Common Stock"). The Board of Directors of the Corporation is authorized, subject to limitations prescribed by the law and the provisions of this Article V, to provide for the issuance of shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Oklahoma, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.
>
> The authority of the Board with respect to each series shall include, without limitation, determination of the following:
>
> (1) The number of shares constituting that series and the distinctive designation of that series;

(2) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(3) Whether that series shall have voting rights, in addition to or less than the voting rights provided by law, and, if so, the terms of such voting rights;

(4) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(5) Whether the shares of that series will be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(6) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(7) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series;

(8) Any other relative rights, preferences and limitations of that series.

The foregoing amendment was adopted by the shareholders pursuant to the procedures set forth in Section 1077 of Title 18, Oklahoma Statutes (Supp. 1986).

MAGNOLIA FOODS, INC.

By: Ken L. Kenworthy, President

ATTEST:

Linda R. Moore, Asst. Secretary

[SEAL]

KSR14087

6100570000 1

AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
MAGNOLIA FOODS, INC.

STATE OF OKLAHOMA)
) SS:
COUNTY OF OKLAHOMA)

TO THE SECRETARY OF STATE, STATE OF OKLAHOMA:

We, the undersigned officers of Magnolia Foods, Inc., an Oklahoma corporation, being persons legally competent to enter into contracts under the laws of the State of Oklahoma, and having been directed by the shareholders of the Corporation to cause to be filed Amended and Restated Articles of Incorporation, do hereby, in accordance with such directions, file the following Amended and Restated Articles of Incorporation of this Corporation:

ARTICLE I

The name of this Corporation is:

MAGNOLIA FOODS, INC.

ARTICLE II

The name and address of the registered agent of this Corporation in the State of Oklahoma and the address of the registered office of this Corporation in the State of Oklahoma, which is the same as the address of its registered agent, are:

Crowe & Dunlevy,
A Professional Corporation
1800 Mid-America Tower
20 North Broadway
Oklahoma City, Oklahoma 73102

ARTICLE III

The term of this Corporation shall be perpetual.

ARTICLE IV

The objects and purposes for which this Corporation is formed are:

4.1 Restaurants. To erect, construct, purchase, lease, and otherwise acquire, and to hold, use, equip, outfit, supply, service, maintain, operate, sell, and otherwise dispose of, restaurants, inns, taverns, cafes, cafeterias, grills, automats, buffets, diners, delicatessens, lunch rooms, coffee shops, luncheonettes, ice cream parlors, milk bars, candy stores, soda fountains, bakeries, kitchens, bars, saloons, cocktail lounges, banquet halls, catering establishments, concessions, and other eating and drinking places and establishments of every kind and description, and checkrooms, newsstands, and cigar, cigarette, and tobacco stands and stores, and generally to conduct the business of restaurateurs, caterers, innkeepers, tobacconists, bakers, butchers, cooks, concessionaires, and purveyors, suppliers, preparers, servers, and dispensers of food and drink; and to engage in all activities, to render all services, and to buy, sell, use, handle, and deal in all fixtures, machinery, apparatus, equipment, accessories, tools, materials, products, and merchandise incidental or related thereof, or of use therein.

To manufacture, produce, treat, purchase, and otherwise acquire, cook, bake, and otherwise prepare, can bottle, and otherwise package, and exchange, distribute, sell and otherwise dispose of, handle, market, store, import, export, deal and trade in and with confections, extracts, syrups, food, and food products of every kind and description, coffee, tea, beverages of every kind and description, ice cubes, crushed and block ice, cigars, cigarettes, newspapers, magazines, and other publications, and all similar, kindred, and allied articles, products, and merchandise.

4.2 Catering. To conduct the business of catering in all lines, to take charge of and plan, prepare and serve meals and food of all types and nature; to buy or otherwise acquire all equipment necessary to perform everything for the carrying out of a restaurant, cafe and catering business and service.

4.3 Personal Property. To manufacture, assemble, construct, distribute, purchase, acquire, own, hold, use, buy, sell, convey, grant, assign, transfer, exchange, lease (as lessor or lessee), rent, sublet, mortgage, convey in trust, pledge, and hypothecate goods, wares, merchandise, building materials, supplies, machinery, equipment, automobiles, vehicles and all other personal property of any kind or description and any interest or right therein.

4.4 Transportation Equipment. To purchase, acquire, own, hold, use, buy, sell, convey, grant, assign, transfer, exchange, lease (as lessor or lessee), rent, sublet, mortgage, convey in trust, pledge, and hypothecate any and all types of transportation equipment and to apply for, receive and hold licenses and certificates of convenience and necessity for the operation of truck lines or other transportation facilities for the transportation and delivery of the products and merchandise of the corporation, for its own benefit or for the account of its customers or principals.

4.5 Real Estate. To purchase, acquire, own, hold, use, buy, sell, convey, grant, assign, transfer, exchange, lease (as lessor or lessee), rent, sublet, mortgage, convey in trust, pledge, hypothecate, subdivide, manage, improve, cultivate, develop, maintain, construct, operate, and generally deal in and with any real estate, improved or unimproved, as may be now or hereafter permitted by the Constitution and laws of the State of Oklahoma and wheresoever situated within or without the State of Oklahoma; provided, however, that ownership of real estate in Texas shall be limited by, and exercised in strict accordance with, the provisions of Part Four of the Texas Miscellaneous Corporation Laws Act, as now existing or hereafter amended.

4.6 Oil, Gas and Mineral Interests. To purchase, acquire, own, hold, use, buy, sell, convey, grant, assign, transfer, exchange, lease (as lessor or lessee), rent, sublet, mortgage, convey in trust, pledge, hypothecate, invest, trade, work, prospect and develop royalties, working interests, mines, mineral rights of all kinds, mineral bearing lands and hydrocarbon products, oil, gas and mineral leases, mill sites, subsoil and surface deposits, water rights, terminal facilities and any and all rights and interests therein.

4.7 Contracts. To enter into, make, perform and carry out contracts with any person, partnership, firm, association or corporation, municipality, county, parish, state, territory, government (foreign or domestic) or other municipal or governmental subdivision.

4.8 Partnerships. To become a partner (either general or limited or both) and to enter into agreements of partnership with one or more other persons, trusts, associations, partnerships, firms, corporations or other entities, for the purpose of carrying on any business whatsoever.

4.9 Acquisition of Other Businesses. To purchase, acquire, own, hold, use, buy, sell, convey, grant, assign, transfer, exchange, lease (as lessor or lessee), rent, sublet, mortgage, convey in trust, pledge and hypothecate the

goodwill, business (as a going concern or otherwise), property rights, franchises and assets of every kind, with or without undertaking, either wholly or in part, the liabilities of any person, trust, association, partnership, firm, corporation or other entity; and to acquire any property or business: (a) by purchase of the assets thereof, wholly or in part; (b) by acquisition of the shares or any part thereof; or (c) in any other manner; and to pay for the same in cash or in the shares or bonds or other evidences of indebtedness of this Corporation, or otherwise; to hold, maintain and operate, or in any manner dispose of the whole or any part of the goodwill, business, property, rights, franchises and assets so acquired and to conduct in any lawful manner, the whole or any part of any business so acquired; and to exercise all the powers necessary or convenient in and about the management of such business.

4.10 Governmental Privileges. To apply for, purchase, acquire by assignment, transfer or otherwise, exercise, carry out and enjoy any benefit, right, privilege, prerogative, grant, concession or power conferred by, acquired under or granted by any statute, ordinance, order, license, power, authority, franchise, commission, right or privilege which any government or authority or governmental agency or corporation or other public body may be empowered to enact, make or grant.

4.11 Stocks, Bonds and Other Corporate or Trust Interests. To subscribe or cause to be subscribed for, and to purchase, acquire, own, hold, use, buy, sell, assign, transfer, exchange, distribute and otherwise dispose of, the whole or any part of the shares of the capital stock, bonds, coupons, rights, units, interests, mortgages, deeds of trust, debentures, securities, obligations, evidences of indebtedness, notes, goodwill, rights, assets and property of any and every kind, or any part thereof, of any other person, trust, association, partnership, firm, corporation or other entity, now or hereafter existing, and whether created by the laws of the State of Oklahoma or of any other state, territory or country; and to operate, manage and control such properties or any of them, either in the name of such other entity or in the name of this Corporation, and, while the owner of any of such shares of capital stock, to exercise all of the rights, powers, and privileges of ownership of every kind and description, including the right to vote thereon, with power to designate some person or persons for that purpose from time to time, and to the same extent as natural persons might or could do.

4.12 Promotion of Related Organizations. To promote or to aid in any manner, financially or otherwise, any person, trust, association, partnership, firm, corporation or other entity of which any shares of stock, bonds, notes,

debentures or other securities or evidences of indebtedness are held directly or indirectly by this Corporation; and, for this purpose, to guarantee the contracts, dividends, shares, bonds, debentures, notes and other obligations of such person, trust, association, partnership, firm, corporation or other entity; and to do any other act or thing designed to protect, preserve, improve or enhance the value of such shares, bonds, notes, debentures or other securities or evidences of indebtedness.

4.13 Power to Borrow and Lend. To borrow and lend money and to make all necessary contracts either to borrow or to loan money, and to secure or take security for the same as the Corporation may desire.

4.14 Issuance of Bonds, Notes, and Other Interests. To issue bonds, notes, debentures, or other obligations of this Corporation from time to time for any of the objects or purposes of this Corporation, and to secure the same by mortgage, deed of trust, pledge or otherwise, or to issue the same unsecured; to purchase or otherwise acquire its own bonds, debentures, or other evidences of its indebtedness or obligations; to purchase, hold, sell, and transfer the shares of its own capital stock to the extent and in the manner as may be now or hereafter permitted by the laws of the State of Oklahoma.

4.15 Power to Deal With Own Stock. To purchase or otherwise acquire, from time to time, shares of its own capital stock, and to own, hold, sell, transfer, or reissue such shares.

4.16 Patents and Other Privileges. To purchase, acquire, own, hold, use, buy, sell, convey, grant licenses in respect of, assign, transfer, exchange, lease (as lessor or lessee), rent, sublet, mortgage, convey in trust, pledge, and hypothecate letters patent of the United States or any foreign country, patent right licenses and privileges, inventions, improvements and processes, copyrights, trademarks and trade names.

4.17 Research and Development. To conduct and carry on, directly or indirectly, research, development and promotional or experimental activities, and to promote or aid, financially or otherwise, any person, trust, association, partnership, firm, corporation or other entity engaged in such activities.

4.18 Offices. To have one or more offices within or without the State of Oklahoma; to carry on all or any of its operations, and to conduct its business so far as permitted by law, in any and all states, territories, possessions

and dependencies of the United States, in the District of Columbia and in foreign countries.

4.19 Manner of Participation. To carry out any business whatsoever and/or all or any of the foregoing objects and purposes as principal, agent, partner, or as a member of, or as the owner or holder of any stock of, or shares of interest in, any trust, association, partnership, firm, corporation or other entity.

4.20 Additional Powers. To exercise such additional powers as may be necessary, appropriate or desirable for the accomplishment or attainment of any of the foregoing objects or purposes, alone or jointly, with any person or entity, and to have and to exercise all the powers conferred by the laws of Oklahoma upon corporations, as such laws are now in effect or may at any time hereafter be amended.

The foregoing statement of objects, purposes and powers shall not be limited or restricted by any reference to or inference from the terms or provisions of this or any other article of these Articles of Incorporation, but shall each be regarded as independent objects, purposes and powers, and the enumeration of specific objects, purposes and powers shall not be construed to limit or restrict in any manner the meaning of general terms of the general powers of this corporation now or hereafter conferred by the laws of the State of Oklahoma, nor shall the expression of one thing be deemed to exclude another, though it be of like nature, not expressed.

ARTICLE V

The total number of shares of all classes of stock which the Corporation shall have authority to issue is 27,000,000, consisting of (1) 1,000,000 shares of Class A Preferred Stock, par value $0.10 per share ("Class A Preferred Stock"), (2) 1,000,000 shares of Class B Preferred Stock, par value $0.10 per share ("Class B Preferred Stock"), and (3) 25,000,000 shares of Common Stock, par value, $.01 per share ("Common Stock").

The shares of such classes shall have the following express terms:

DIVISION A

EXPRESS TERMS OF THE CLASS A PREFERRED STOCK

(a) Series; Designation of Preferences. The Class A Preferred Stock may be issued from time to time in one or more series. All shares of Class A Preferred Stock shall be of equal rank and shall be identical, except in respect of the matters that may be fixed and determined by the Board of Directors as hereinafter provided, and each share of each series shall be identical with all other shares of such series, except as to the date from which dividends are accrued. Subject to the provisions of paragraphs (b), (c), (d) and (e) of this Division, which provisions shall apply to all shares of Class A Preferred Stock, the Board of Directors hereby is authorized to cause such shares to be issued in one or more series and with respect to each such series, prior to the issuance thereof, to fix and determine:

(i) the number and designation of series of shares in any class and the number of shares in any series, provided that no allotted shares shall, except in the exercise of conversion rights, be shifted from one series or class to another series or class or otherwise have their attributes altered;

(ii) the dividend rate of any unallotted shares of any series or class;

(iii) the terms and conditions of conversion of any unallotted convertible shares of any series or class;

(iv) the redemption price and the terms and conditions of redemption of any unallotted shares of any series or class; and

(v) the liquidation price of any unallotted shares of any series or class.

Upon adoption of a resolution fixing the terms of a series of Class A Preferred Stock, the Board of Directors shall file such resolution with the Secretary of State as an amendment to the Articles of Incorporation.

(b) Dividends. The holders of Class A Preferred Stock of each series, in preference to the holders of Common Stock and of any other class of shares ranking junior to the Class A Preferred Stock, shall be entitled to receive out of any funds legally available for payment of dividends on the

Class A Preferred Stock, and when and as declared by the Board of Directors, dividends in cash at the rate of such series fixed in accordance with the provisions of paragraph (a) of this Division and no more, payable on the dates fixed for such series. Such dividends may, but need not be, cumulative, in the case of shares of each particular series, from and after the date or dates fixed with respect to such series. No dividends may be paid upon or declared or set apart for any of the Class A Preferred Stock for any dividend period unless at the same time a like proportionate dividend for the same dividend period, ratably in proportion to the respective annual dividend rates fixed therefor, shall be paid upon or declared or set apart for all Class A Preferred Stock of all series then issued and outstanding and entitled to receive such dividend.

(c) Limitations on Dividends. In no event so long as any Class A Preferred Stock shall be outstanding shall any dividends, except a dividend payable in Common Stock or other shares ranking junior to the Class A Preferred Stock, be paid or declared or any distribution be made except as aforesaid on the Common Stock or any other shares ranking junior to the Class A Preferred Stock, nor shall any Common Stock or any other shares ranking junior to the Class A Preferred Stock be purchased, retired or otherwise acquired by the Corporation:

(i) unless all declared and accrued but unpaid dividends on Class A Preferred Stock, including the full dividends for the current dividend period, shall have been declared and paid or a sum sufficient for payment thereof set apart; and

(ii) unless there shall be no arrearages with respect to the redemption of Class A Preferred Stock of any series from any sinking fund provided for shares of such series.

(d) Voting. The holders of the Class A Preferred Stock shall have no voting powers except as otherwise provided by the Business Corporation Act of the State of Oklahoma and except as expressly set forth as follows:

(i) If and whenever cumulative dividends payable on any shares of Class A Preferred Stock or Class B Preferred Stock shall be in default in an aggregate amount equal to four full quarterly dividends, the number of directors constituting the Board of Directors shall be increased by two and the holders of the outstanding shares of Class A Preferred Stock shall have, in addition to any other voting rights, the exclusive and special right, voting separately as a class in conjunction with the Class B Preferred Stock

and without regard to series, to elect two persons to fill such directorships. Whenever such right shall have vested, it shall be exercised wholly at the next following election of directors by the shareholders and shall continue until the specific dividends in default and giving rise to this voting right shall have been paid in full or funds sufficient therefor have been set aside and, when said dividends are paid or provided for, shall terminate, subject to revesting in the event of each and every subsequent default in an aggregate amount equal to four full quarterly dividends.

(ii) At any meeting held for the election of directors at which the holders of shares of Class A Preferred Stock shall have the right, voting as a class in conjunction with the holders of Class B Preferred Stock, to elect directors, every holder of Class A Preferred Stock shall be entitled to one vote for each share of Class A Preferred Stock standing in his name on the books of the Corporation. Furthermore, the presence, in person or by proxy, of the holders of 33-1/3% of the aggregate number of shares of Class A Preferred Stock and Class B Preferred Stock (as used hereinafter in this Article, "Preferred Stock" shall mean both Class A Preferred Stock and Class B Preferred Stock) at the time outstanding shall be required to constitute a quorum of the Preferred Stock for the election of any such directors by the Preferred Stock. At any such meeting or adjournment thereof:

(A) the absence of a quorum of Preferred Stock shall not prevent the election of directors other than those to be elected by the holders of shares of Preferred Stock voting as a class and the absence of a quorum for the election of such other directors shall not prevent the election of directors to be elected by holders of shares of Preferred Stock voting as a class; and

(B) in the absence of either or both such quorums, a majority of the holders present in person or by proxy of the class or classes of stock which lack a quorum shall have power to adjourn from time to time the meeting for the election of directors which they are entitled to elect, without notice other than the announcement at the meeting, until a quorum shall be present.

The directors elected pursuant to this paragraph (d) shall serve until the next annual meeting of the shareholders or until their respective successors

shall be elected and shall qualify; provided, however, that when the voting right herein provided shall terminate in accordance with subparagraph (i) of this paragraph (d), the terms of office of all persons so elected by the holders of the Preferred Stock shall terminate, and the number of directors of the Corporation shall thereupon be such number as may be provided for in these Articles of Incorporation and the Bylaws of the Corporation irrespective of any increase made pursuant to this paragraph (d). During any period in which the holders of shares of Preferred Stock have the right to elect directors as herein provided, any vacancy in the directors elected by the holders of the Preferred Stock shall be filled by the vote of the remaining director theretofore elected by the holders of the Preferred Stock. If not so filled within 40 days after the creation thereof, the Secretary of the Corporation shall call a special meeting of the holders of Preferred Stock and such vacancy or vacancies shall be filled at such special meeting.

(e) Ranking. For the purposes of this Division A, whenever reference is made to shares "ranking prior to the Class A Preferred Stock", such reference shall mean and include all shares of the Corporation in respect of which the rights of the holders thereof as to the payment of dividends and as to distributions in the event of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation are given preference over the rights of the holders of Class A Preferred Stock; whenever reference is made to shares "on a parity with the Class A Preferred Stock", such references shall mean and include all shares of the Corporation in respect of which the rights of the holders thereof as to the payment of dividends and as to distributions in the event of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation rank on an equality (except as to the amounts fixed therefor) with the rights of the holders of Class A Preferred Stock; and whenever reference is made to shares "ranking junior to the Class A Preferred Stock", such reference shall mean and include all shares of the Corporation in respect of which the rights of the holders thereof as to the payment of dividends and as to distributions in the event of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation are junior and subordinate to the rights of the holders of Class A Preferred Stock.

DIVISION B

EXPRESS TERMS OF THE CLASS B PREFERRED STOCK

(a) Series; Rights and Privileges. Except as expressly set forth in this Division B, the Board of Directors shall have the same power and authority over the shares of Class B Preferred Stock as it has over shares of Class A Preferred Stock. Furthermore, except as expressly set forth in this Division B, the holders of shares of Class B Preferred Stock shall have the same rights and privileges as the holders of shares of Class A Preferred Stock.

(b) General Voting Rights. At every meeting of the shareholders, every holder of Class B Preferred Stock shall be entitled to one vote for each share of the Class B Preferred Stock standing in his name on the books of the Corporation. Except as required by law or as otherwise set forth in these Articles of Incorporation, voting of the Class B Preferred Stock shall not be by class and where a quorum of the shareholders is present at a duly called meeting of the shareholders, a majority of the shares voted at such meeting shall decide any issue submitted for a vote of the shareholders.

(c) Special Voting Rights. Nothing set forth herein this Division B shall be construed as denying the holders of Class B Preferred Stock the right to participate in the election of two additional directors pursuant to paragraph (d) of Division A of this Article should at any time cumulative dividends payable on any shares of the Class A Preferred Stock or the Class B Preferred Stock be in default in an aggregate amount equivalent to four full quarterly dividends.

DIVISION C

COMMON STOCK

(a) Voting Rights. At every meeting of the shareholders, every holder of Common Stock shall be entitled to one vote for each share of Common Stock standing in his name on the books of the Corporation.

(b) Dividends. Subject to the provisions of this Article and any further provisions prescribed in accordance herewith, the holders of Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of funds legally available for that purpose, dividends payable either in cash, stock or otherwise.

ARTICLE VI

The amount of stated capital with which this Corporation shall begin business is Five Hundred and No/100 Dollars ($500.00), which has been fully paid in.

ARTICLE VII

The number of shares of Common Stock to be allotted by this Corporation before it shall begin business and the consideration received by this Corporation therefor, are as follows:

Number Of Shares	Consideration Received
500	$500.00

ARTICLE VIII

The number of directors to be elected at the first meeting of shareholders is three (3).

ARTICLE IX

The following provisions regarding the election and removal of directors are established:

9.1 Number; Classes. The number of directors of the Corporation shall be not less than three or more than nine, and, subject to such limitation, shall be fixed from time to time by or pursuant to the Bylaws, provided that the maximum number of directors shall be increased to the extent necessary to permit the election of directors by the holders of Class A Preferred Stock and/or Class B Preferred Stock of the Corporation upon the failure by the Corporation to pay accrued dividends thereon in accordance with Article V. The directors (other than those who may be elected by the holders of Class A Preferred Stock and/or Class B Preferred Stock of the Corporation upon the failure by the Corporation to pay accrued dividends thereon in accordance with Article V) shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, one class to be originally elected for a term expiring at the 1987 annual meeting of shareholders, another class to be originally elected for a term expiring at the 1988 annual meeting of shareholders, and another class to be originally elected for a term expiring at the 1989 annual meeting of shareholders, with the members of

each class to hold office until their successors have been elected and have qualified. At each annual meeting of shareholders, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of shareholders held in the third year following the year of their election; provided, to the extent necessary to comply with Oklahoma law, the Board of Directors may, from time to time, adjust the terms that directors will serve in order that at least one-third (1/3) of the members of the Board of Directors will be elected each year.

9.2 Nominations. Nominations for the election of directors may be made by the Board of Directors or by any shareholder entitled to vote in the election of directors. However, any shareholder entitled to vote in the election of directors may nominate one or more persons for election as director only if written notice of such shareholder's intent to make such nomination or nominations has been given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Corporation not later than

> (i) with respect to an election to be held at an annual meeting of shareholders, 45 days in advance of the calendar day on which the Corporation's proxy statement was released to shareholders in connection with the previous year's annual meeting of shareholders; and
>
> (ii) with respect to an election to be held at a special meeting of shareholders for the election of directors, the close of business on the seventh day following the day on which notice of such meeting is first given to shareholders.

Each such notice shall set forth: (A) the name and address of the shareholder who intends to make the nomination or nominations and of the person or persons to be nominated; (B) a representation that the shareholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (C) a description of all arrangements or understandings between such shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations is or are to be made by the shareholder; (D) such other information regarding each nominee proposed by such shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission if the nominee

had been nominated by the Board of Directors; and (E) the consent of each nominee to serve as a director of the Corporation if elected. The chairman of any meeting of shareholders may refuse to acknowledge the nomination of any person if not made in compliance with the foregoing procedure.

9.3 Vacancies. Newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from resignation, death, or removal shall be filled by a majority of the remaining directors then in office, even if less than a quorum, except as Article V otherwise provides with respect to the election of directors by the holders of Class A Preferred Stock and/or Class B Preferred Stock of the Corporation upon the failure by the Corporation to pay accrued dividends thereon. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director's successor has been elected and has qualified. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

9.4 Removal. Any director may be removed from office only by the affirmative vote of the holders of at least 80% of the voting power of each class of the outstanding Voting Stock (as defined in paragraph 12.1 of Article XII); provided, with respect to directors elected by the holders of Class A Preferred Stock and/or Class B Preferred Stock of the Corporation upon the failure by the Corporation to pay accrued dividends thereon pursuant to Article V, any such director may be removed from office only by the affirmative vote of the holders of at least 80% of the combined voting power of the outstanding Class A Preferred Stock and Class B Preferred Stock.

9.5 Amendment. Notwithstanding any other provision of these Articles of Incorporation or the Bylaws (and notwithstanding the fact that a lesser percentage may be specified by law, these Articles of Incorporation or the Bylaws), the affirmative vote of the holders of at least 80% of the voting power of each class of the outstanding Voting Stock shall be required to alter, amend or adopt any provision inconsistent with, or repeal this Article.

ARTICLE X

The following constitute provisions for the regulation of internal affairs of this Corporation:

10.1 Bylaws. The Bylaws for the governing of this Corporation may be adopted, amended, altered, repealed, or readopted by the Board of Directors at any stated or special meeting of such board, but the powers of such directors in this regard shall at all times be subject to the rights of the shareholders to alter or repeal such Bylaws at any annual meeting of shareholders, and the power of the Board of Directors shall not extend to any amendment of the Bylaws respecting the number, qualifications, classifications, or term of office of the members of the Board of Directors.

10.2 Powers Regarding Capital Stock. The Board of Directors shall have all powers with respect to the capital stock of this Corporation which are permitted them by Section 1.74 of Title 18, Oklahoma Statutes (1981).

10.3 No Right to Dissent. No right to dissent shall exist in behalf of any shareholder as to any corporate action if such action shall be approved by the vote or written consent of the holders of at least ninety percent (90%) of all outstanding shares of the Corporation, nor shall any such right to dissent exist in behalf of the holders of the shares of any class or classes of stock if such corporate action be approved by the vote or written consent of the holders of at least ninety percent (90%) of all outstanding shares and of at least three-fourths (3/4) of the shares of such class or classes.

ARTICLE XI

Except as otherwise provided in this Article, no direct or indirect purchase by the Corporation from any Interested Stockholder (as defined in subparagraph (ii) of paragraph 12.4 of Article XII) of shares of the Common Stock of the Corporation beneficially owned by such Interested Stockholder for less than two years prior to the sale of such purchase shall be made at a per share price in excess of Fair Market Value (as defined in subparagraph (viii) of paragraph 12.4 of Article XII) at the time of such purchase unless such purchase is approved by the affirmative vote of the holders of at least 80% of the voting power of each class of the outstanding shares of capital stock of the Corporation then entitled to vote for the election of directors (the "Voting Stock").

The provisions of this Article shall not apply to the following transactions:

(i) any offer by the Corporation to purchase shares of Common Stock, which is made on the same terms and conditions to the holders of all shares of the Common Stock of the Corporation; or

(ii) any open market purchases by the Corporation of shares of its Common Stock at prevailing market prices.

Notwithstanding any other provision of these Articles of Incorporation or the Bylaws (and notwithstanding the fact that a lesser percentage may be specified by law, these Articles of Incorporation or the Bylaws), the affirmative vote of the holders of at least 80% of the voting power of each class of the outstanding Voting Stock shall be required to alter, amend or adopt any provision inconsistent with, or repeal this Article.

ARTICLE XII

The following provisions concerning certain actions and transactions are established:

12.1 Business Combinations. In addition to any affirmative vote required by law or these Articles of Incorporation, and except as otherwise expressly provided in paragraph 12.3 of this Article:

(i) any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with (A) any Interested Stockholder (as hereinafter defined) or (B) any other person (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of any Interested Stockholder; or

(ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or in a series of transactions) to or with any Interested Stockholder or any Affiliate of any Interested Stockholder of any assets of the Corporation or any Subsidiary having an aggregate Fair Market Value (as hereinafter defined) equal to or greater than 10% of the aggregate Fair Market Value of all the assets of the Corporation; or

(iii) the issuance or transfer by the Corporation or any Subsidiary (in one transaction or in a series of transactions) of any securities of the Corporation or any Subsidiary to any Interested Stockholder or any Affiliate of any Interested Stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value equal to or greater than 10% of the aggregate Fair Market Value of all the assets of the Corporation; or

(iv) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of any Interested Stockholder or any Affiliate of any Interested Stockholder; or

(v) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any Subsidiary or any other transaction (whether or not with or into or otherwise involving any Interested Stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of Equity Security (as hereinafter defined) of the Corporation or any Subsidiary which is directly or indirectly owned by any Interested Stockholder or any Affiliate of any Interested Stockholder;

shall require the affirmative vote of the holders of at least 80% of the voting power of the outstanding shares of each class of capital stock of the Corporation entitled to vote for the election of directors (the "Voting Stock"). Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement or otherwise.

12.2 Definition. The term "Business Combination" means any transaction described in clauses (i) through (v) of paragraph 12.1 of this Article.

12.3 Limitations. The provisions of paragraph 12.1 of this Article shall not be applicable to a Business Combination, and the Business Combination shall require only the affirmative vote required by law and any other provision of these Articles of Incorporation, if all of the conditions specified in either of the following subparagraphs (i) or (ii) are met:

(i) The Business Combination shall have been approved by a majority of the Continuing Directors (as hereinafter defined).

(ii) All of the following conditions shall have been met:

(A) The aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of Common Stock in the Business Combination is at least equal to the highest of the following:

(1) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Stockholder in question for any shares of Common Stock acquired by it (x) within the two year period immediately prior to the first public announcement of the terms of the proposed Business Combination (the "Announcement Date") or (y) in the transaction in which such Interested Stockholder became an Interested Stockholder; or

(2) the Fair Market Value per share of Common Stock on the Announcement Date; or

(3) the Fair Market Value per share of Common Stock on the date on which the Interested Stockholder in question became an Interested Stockholder (the "Determination Date").

(B) The aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of any other class of outstanding Voting Stock is at least equal to the highest of the following:

(1) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Stockholder in question for

any shares of such class of Voting Stock acquired by it (x) within the two year period immediately prior to the Announcement Date or (y) in the transaction in which such Interested Stockholder became an Interested Stockholder; or

(2) (if applicable) the highest preferential amount per share to which the holders of such class of Voting Stock are entitled in the event of any voluntary or involuntary liquidation or dissolution of the Corporation; or

(3) the Fair Market Value per share of such class of Voting Stock on the Announcement Date; or

(4) the Fair Market Value per share of such class of Voting Stock on the Determination Date.

(C) The consideration to be received by holders of a particular class of outstanding Voting Stock is in cash or in the same form as the Interested Stockholder in question has previously paid for shares of such class of Voting Stock. If the Interested Stockholder in question has previously paid for shares of any class of Voting Stock with varying forms of consideration, the form of consideration to be paid for shares of such class of Voting Stock purchased in the transaction in question hereunder must be either cash or the form used previously by such Interested Stockholder to acquire the largest number of shares of such class of Voting Stock. The price determined in accordance with subparagraphs (ii)(A) and (ii)(B) of this paragraph 12.3 shall be subject to appropriate adjustment in the event of any stock dividend, stock split, combination of shares or similar event.

(D) After the Interested Stockholder in question has become an Interested Stockholder and prior to the consummation of such Business Combination: (1) except as approved by a majority of the Continuing Directors, there shall have been no failure to declare and pay, in whole or in part, at the

regular date therefor any dividends (whether or not cumulative) on the outstanding stock having preference over the Common Stock as to dividends or upon liquidation; (2) there shall have been (x) no reduction in the annual rate of dividends paid on Common Stock, except as approved by a majority of the Continuing Directors, and (y) no increase in such annual rate of dividends (except as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of Common Stock), except as approved by a majority of the Continuing Directors; and (3) such Interested Stockholder shall not have become the beneficial owner of any additional shares of Voting Stock subsequent to the transaction in which it became an Interested Stockholder.

(E) After the Interested Stockholder in question has become an Interested Stockholder, it shall not have received the benefit, directly or indirectly (except proportionately with all other shareholders of the Corporation), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

(F) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to the shareholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).

12.4 Additional Definitions. For purposes of this Article:

(i) a "person" means any individual, proprietorship, partnership corporation or other entity, or any group of two or more of the foregoing acting together.

(ii) "Interested Stockholder" means any person (other than the Corporation or any Subsidiary) who or which:

(A) is the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding Voting Stock; or

(B) is an Affiliate of the Corporation and at any time within the two year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding Voting Stock; or

(C) is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by an Interested Stockholder, if such assignment or succession occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

(iii) A person is a "beneficial owner" of any Voting Stock:

(A) that such person or any of its Affiliates or Associates (as hereinafter defined) beneficially owns directly or indirectly; or

(B) that such person or any of its Affiliates or Associates has (1) the right to acquire (whether such right is exercisable immediately or only after the passage of time or upon the occurrence of an event, or both), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or

options, or otherwise, or (2) the right to vote pursuant to any agreement, arrangment or understanding; or

(C) that is beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

(iv) For the purpose of determing whether a person is an Interested Stockholder pursuant to subparagraph (ii) of this paragraph 12.4, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of subparagraph (iii) of this paragraph 12.4, but shall not include any other shares of Voting Stock that may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(v) "Affiliate" and "Associate" have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on the date these Articles of Incorporation were filed with the Oklahoma Secretary of State.

(vi) "Subsidiary" means any corporation of which a majority of any class of Equity Security is owned, directly or indirectly, by the Corporation; provided that for the purposes of the definition of Interested Stockholder set forth in subparagraph (ii) of this paragraph 12.4, the term "Subsidiary" shall mean only a corporation of which a majority of each class of Equity Security is owned, directly or indirectly, by the Corporation.

(vii) "Continuing Director" means (A) any member of the Board of Directors who was a member of the Board on May 31, 1986, (B) any member of the Board of Directors who is unaffiliated with the Interested Stockholder in question and who was a member of the Board prior to the time that such Interested Stockholder became an Interested Stockholder, or (C) any member of the Board of Directors who was nominated or elected by a majority of Continuing Directors then on the Board of Directors.

(viii) "Fair Market Value means: (A) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period immediately preceding the date in question on the National Association of Securities Sealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by the Board of Directors in good faith; and (B) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by the Board of Directors in good faith.

(ix) In the event of any Business Combination in which the Corporation survives, the phrase "consideration other than cash to be received" as used in subparagraphs (ii) (A) and (B) of paragraph 12.3 of this Article shall include the shares of Common Stock and the shares of any other class of outstanding Voting Stock retained by the holders of such shares.

(x) "Equity Security" has the meaning ascribed to such term in Section 3(a)(11) of the Securities Exchange Act of 1934, as in effect on the date these Articles of Incorporation were filed with the Oklahoma Secretary of State.

12.5 <u>Determination by Continuing Directors</u>. A majority of the Continuing Directors shall have the power and duty to determine for purposes of this Article, on the basis of information known to the directors after reasonable inquiry, (i) whether a person is an Interested Stockholder, (ii) the number of shares of Voting Stock beneficially owned by any person, (iii) whether a person is an Affiliate or Associate of another, and (iv) whether the assets that are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of

securities by the Corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value equal to or greater than 10% of the aggregate Fair Market Value of all of the assets of the Corporation. A majority of the entire Board of Directors shall have the further power to interpret all of the terms and provisions of this Article.

12.6 Fiduciary Obligation. Nothing contained in this Article shall be construed to relieve any Interested Stockholder of any fiduciary obligation imposed by law.

12.7 Amendment. Notwithstanding any other provision of these Articles of Incorporation or the Bylaws (and notwithstanding the fact that a lesser percentage may be specified by law, these Articles of Incorporation or the Bylaws), the affirmative vote of the holders of at least 80% of the voting power of each class of the outstanding Voting Stock shall be required to alter, amend or adopt any provision inconsistent with, or repeal this Article.

6 1 0 0 3 7 0 0 0 2 5

The foregoing Amended and Restated Articles of Incorporation were adopted in accordance with the procedures set forth in Title 18 of the Oklahoma Statutes, specifically, as follows:

(1) The Amended and Restated Articles of Incorporation were proposed by resolution of the Board of Directors by Record and Memorandum of Action on the 2nd day of May, 1986.

(2) The Amended and Restated Articles of Incorporation were adopted by the shareholders of this Corporation by Record and Memorandum of Action executed by all such shareholders on the 2nd day of May, 1986.

MAGNOLIA FOODS, INC.

By: Joseph J. Johnston
Joseph J. Johnston, President

ATTEST:

Linda B. Johnston
Linda B. Johnston, Secretary

[SEAL]

STATE OF OKLAHOMA)
) SS:
COUNTY OF OKLAHOMA)

The foregoing instrument was acknowledged before me by Joseph J. Johnston, President, of Magnolia Foods, Inc., an Oklahoma corporation, this 2nd day of May, 1986.

Linda R. Moore
Notary Public

My Commission Expires:

9-20-88

[SEAL]

PAM07386